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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                             TELECHIPS CORPORATION


         We the undersigned President and Secretary of TELECHIPS CORPORATION DO HEREBY CERTIFY:

         1. That the Board of Directors of TELECHIPS CORPORATION pursuant to a special meeting of the Board on February 5, 1997, adopted resolutions to amend the Articles of Incorporation as follows:

         "The First Paragraph of Article FOUR be amended in its entirety to read as follows:

                 "FOUR: The total number of shares of all classes of stock which the Corporation has authority to issue is 23,200,000 consisting of (A) 20,200,000 shares of Common Stock, par value $0.01 per share (the "Common Stock" and the holders thereof referred to herein as the "Common Stockholders"), and (B) 3,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock" and the holders thereof being referred to herein as the "Preferred Stockholders"), none of which shall be entitled to any preemptive rights.

                 Effective as of the close of business on the date of filing of this amendment ("Amendment") to the Articles of Incorporation (the "Effective Time"), the filing of this Amendment shall effect a reverse stock split (the "Reverse Split") on the basis of one new share of Common Stock for each fifteen then issued and outstanding shares of Common Stock.

                 Immediately as of the Effective Time, and without any action by the holders of outstanding Common Shares, outstanding certificates representing the Corporation's Common Shares shall represent for all purposes, and each Common Share issued and outstanding immediately before the Effective Time shall automatically be converted into, new Common Shares in the ratio of fifteen old Common Shares for one new Common Share, all by virtue of the Reverse Split and without any action on the part of the holder of such Common Shares.

                 Notwithstanding any of the foregoing to the contrary, no scrip or fractional Common Shares shall be issued in connection with the Reverse Split. In lieu thereof, each record holder of Common Shares as of the Effective Date who would otherwise have been entitled to receive a fractional new Common Share shall, upon surrender of such stockholder's certificates representing pre-Reverse Split Common Shares, be issued an additional fraction of a share as is necessary to increase the fractional share to a full share."

         2. That the number of shares of stock of TELECHIPS CORPORATION outstanding and entitled to vote on an amendment to the Articles of Incorporation is 15,138,329 shares of Common Stock; that said change and amendment has been consented to and authorized by at least a majority of the shares of stock outstanding and entitled to vote thereon.



                                                   /s/ NELSON B. CALDWELL
                                                   ----------------------------
                                                   President



                                                   /s/ HANS JUNKER
                                                   ----------------------------
                                                   Hans Junker
                                                   Assistant Secretary